EX-77.(e)(5)

              SECOND AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT

                                     between

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                       and

                             OPPENHEIMER CAPITAL LLC

      This Second Amendment, effective as of December 15, 2006, amends the Investment Subadvisory Agreement (the "Agreement") dated the 19th day of November 2001, as amended, between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "Adviser") and OpCap Advisers, a Delaware general partnership whose obligations under the Agreement were subsequently assumed by Oppenheimer Capital LLC in a Novation Agreement dated July 21, 2005 (the "Subadviser").

                               W I T N E S S E T H

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of December 15, 2006.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 1 is hereby deleted in its entirety and replaced with the following:

            1. Appointment. The Adviser hereby appoints the Subadviser to act as the investment adviser and manager to the series of the Company set forth on Appendix A hereto (collectively, the "Portfolio") for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

            In the event the Company designates one or more series (other than the Portfolio) with respect to which the Adviser wishes to retain the Subadviser to render investment advisory services hereunder, it shall notify the Adviser in writing. If the Subadviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

      2. Delete in its entirety the last sentence of Paragraph 2(E), which currently reads:

            In addition, subject to seeking the best execution available, the Subadviser may also consider sales of shares of the Portfolio as a factor in the selection of brokers and dealers.

      And replace with the following:

            "The Subadviser will consult with the Adviser to the end that portfolio transactions on behalf of a Portfolio are directed to broker-dealers that participate in commission recapture programs benefiting the Portfolio, provided that neither the Subadviser nor the Adviser will direct brokerage in recognition of the sale of Portfolio shares."

      3. Section 8 is hereby deleted in its entirety and replaced with the following:

            8. Duration of Agreement. With respect to each Series identified as a Portfolio on Appendix A hereto as in effect on the date of this Amendment, unless earlier terminated with respect to any Portfolio this Agreement shall continue in full force and effect through Novemeber 30, 2007. Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or (ii) the vote of a majority of the outstanding voting shares of the Portfolio (as defined in the 1940
      Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

            With respect to any Portfolio that was added to Appendix A hereto as a Portfolio after the date of this Amendment, the Agreement shall become effective on the later of (i) the date Appendix A is amended to reflect the addition of such Portfolio as a Portfolio under the Agreement or (ii) the date upon which the shares of the Portfolio are first sold to the public, subject to the condition that the Company's Board of Directors, including a majority of those Directors who are not interested persons (as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Portfolio, shall have approved this Agreement. Unless terminated earlier as provided herein with respect to any such Portfolio, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Portfolio. Thereafter, unless earlier terminated with respect to a Portfolio, the Agreement shall continue in full force and effect with respect to each such Portfolio for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Directors of the Company, or
      (ii) vote of a majority of the outstanding voting shares of such Portfolio (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Directors of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of the Company or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

      4. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

      5. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                          ING LIFE INSURANCE AND ANNUITY COMPANY


                                          By: /s/ Todd Modic
                                              ----------------------------------
                                              Todd Modic
                                              Vice President


                                          OPPENHEIMER CAPITAL LLC

                                          By: /s/ Taegan Goddard
                                              ----------------------------------
                                          Name: Taegan Goddard
                                                --------------------------------
                                          Title:
                                                 -------------------------------

                                   APPENDIX A

                                       to

                        INVESTMENT SUB-ADVISORY AGREEMENT

                                     between

                     ING LIFE INSURANCE AND ANNUITY COMPANY

                                       and

                             OPPENHEIMER CAPITAL LLC

Portfolios                                     Annual Subadviser Fee
----------                                     ---------------------
                                   (as a percentage of average daily net assets)

ING OpCap Balanced Value Porfolio  0.40% on the first $100 million in assets
                                   0.30% on all assets in excess of $100 million